EXHIBIT 99.1

First Security Group Completes Transformation of Executive Management Team
Banking Team Brings Strong Performance History

CHATTANOOGA, Tenn., February 9, 2012 – With the appointment of three new executive vice presidents, First Security Group, Inc. (NASDAQ: FSGI) has completed the restructuring of its executive management team.  These new appointments include the Chief Credit Officer, Retail Banking Officer and Director of FSGBank’s Wealth Management and Trust department.  The new executives follow the appointment of Michael Kramer as CEO in late December 2011.

“We are privileged to bring such a talented group of executives to FSGBank.  We now have the full team that can execute our strategy to transform FSGBank into the bank of choice in middle and east Tennessee as well as north Georgia,” said CEO and President Michael Kramer. “With these additions to our existing team, we can turn our full attention to the opportunity of creating a successful, profitable community bank.”

On February 9, 2012, FSGBank appointed Chris Tietz as EVP and Chief Credit Officer; Martin Schrodt as EVP and Retail Banking Officer; and Bart Rolen as EVP and Director of Wealth Management and Trust.

“The Board charged Mike with assessing the existing management talent and making the necessary recommendations,” said lead Director Carol Jackson. “We believe Mike has assembled a great mix of existing and new talent to truly create the gold standard in management teams.”

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The following highlights each member:

Michael Kramer, Chief Executive Officer and President

Mr. Kramer joined FSG in December 2011 as CEO, President and Director; succeeding Rodger Holley, who resigned as CEO in April 2011.

Mr. Kramer most recently was managing director of Ridley Capital Group, a private equity/merchant banking firm focused on financial service companies.  He has more than 20 years of executive leadership in commercial and retail banking, correspondent banking, credit and risk management, treasury management services, banking operations/technology and market management.

For the past decade, Mr. Kramer has focused on operational and credit turnarounds in super-community and community banks, and has worked extensively with regulatory agencies including the Federal Reserve Bank and Office of the Comptroller of the Currency.

Prior to his tenure with Ridley Capital, Mr. Kramer was CEO and President of Ohio Legacy Corporation, a bank holding company based in Wooster, Ohio.  During his five-year tenure, he led a Board and management reorganization, executed a credit turnaround strategy and balance sheet transformation, which resulted in the recapitalization of the company by Excel Bancorp.

From 1999 to 2004 he was Chief Operating Officer and Chief Technology Officer at Evansville, Indiana-based Integra Bank Corporation, where he led a team that transformed operating, technology and product platforms. His teams built the bank’s Treasury Management, Electronic Banking and Mortgage Banking businesses.

Among other career highlights, Mr. Kramer led the correspondent banking practice at Cincinnati-based Star Bank, N.A. (kna as US bank), building the practice into the second largest correspondent bank in Kentucky and Ohio, was a member of the Strategic Advisory Board for Fiserv/CBS from 2001 to 2004 and led various key initiatives with Deluxe Corporation, a Fortune 500 financial services company.

Denise Cobb, EVP and Chief Administrative Officer

Ms. Cobb will serve as EVP and Chief Administrative Officer for First Security Group and FSGBank.  Ms. Cobb has served FSG as EVP and Chief Risk Officer since February 2010.  Ms. Cobb was appointed as Chief Risk Officer in May 2009 and the role was elevated to an executive position in February 2010.  Ms. Cobb began her tenure with First Security as Corporate Controller and Principal Accounting Officer.  She has also served FSG as the Director of Internal Audit.  She is a certified public accountant and has also worked for Arthur Anderson, Ernst & Young and KPMG during her career.

As Chief Administrative Officer, all operational departments will report to Ms. Cobb.  Certain risk functions with continue to report to Ms. Cobb while others will transition to Mr. Tietz.

“We believe that every member of our organization has a client.  For our lenders and branch personnel, the client is our customers.  For our operational personnel, their client is our front-line personnel.  In order to provide first-class products and services, we must have operational personnel that understand providing superior customer service starts with them,” said CEO Michael Kramer.  “Denise is a natural leader who takes great pride in successfully managing projects and initiatives.  This transition to CAO will allow Denise to expand her influence to new areas of the Bank.  We are confident that Denise will deliver strong results in her new role.”

“It is an honor to serve FSG in this newly created role,” said CAO Cobb.  “We have a number of key operational initiatives for 2012 and I look forward to working with our team to successfully implement them.  On an ongoing basis, we will ensure our operational personnel understand how important their role is and how they contribute to the success of FSG by providing the support for our front-line personnel.”

John Haddock, Secretary, EVP and Chief Financial Officer

Mr. Haddock was appointed as Secretary, EVP and CFO of First Security Group and FSGBank in February of 2011, replacing William L. “Chip” Lusk, Jr.  Mr. Lusk resigned to accept a position with an out-of-market financial institution.

Mr. Haddock previously served FSGBank as Principal Accounting Officer, Corporate Controller and has nine years of experience in accounting and finance.  Mr. Haddock is a certified public accountant and holds a Master of Accountancy degree and a Bachelor’s degree in Business Administration, both from the University of Tennessee.  Prior to joining FSG in 2005, Mr. Haddock worked for Hazlett, Lewis & Bieter, PLLC, a Chattanooga, TN based accounting firm specializing in serving financial institutions, after beginning his career with PricewaterhouseCoopers in Atlanta, GA.

“We are in solid hands with John as our CFO,” said CEO Mike Kramer. “John has a keen ability to understand an issue and develop an appropriate solution.  He and I work closely on a daily basis and I am confident in his ability to manage our balance sheet as well as to provide guidance on many other projects.”

“We have three primary constituents: our customers, our shareholders and our employees.  For each decision that we make, we must evaluate the potential benefit and possible impact that decision may have on each of these groups,” said CFO Haddock.  “It is a privilege to serve FSG as its CFO.  With the team we have assembled, we are confident in our ability to execute our strategy.”

Chris Tietz, EVP and Chief Credit Officer

Mr. Tietz will serve FSGBank as EVP and Chief Credit Officer.  Mr. Tietz has over 25 years of banking knowledge with extensive experience in credit administration.  Mr. Tietz joins FSGBank from First Place Bank in Warren, Ohio, a $3 billion bank, where he served as EVP and Chief Credit Officer since May 2011.  From 2005 to April 2011, Mr. Tietz worked for Monroe Bank in Bloomington, Indiana as Chief Credit Officer.  Mr. Tietz began his career in Nashville, Tennessee with First American National Bank where he spent fifteen years, with the final five years serving as EVP and Regional Senior Credit Officer.

“In my experience with credit turnaround situations, various ingredients need to be present to be successful.  These include: being able to define the issues, having the necessary capital to address the issues and most importantly, having a Board and management team committed to resolving the issues.  FSGBank has all of these attributes and is committed to resolving its asset quality situation so that it can focus on returning to a profitable bank,” said Chief Credit Officer Tietz.  “At the same time, we will be building a strong credit culture to ensure the past is not repeated.”

“Having worked with Chris at prior institutions, I have equal confidence that asset quality will improve dramatically under his watch and that the credit culture will be well-defined and woven into the fabric of our Bank,” said CEO Kramer.

Joe Dell, EVP and Chief Lending Officer

Mr. Dell was appointed as FSGBank’s Chief Lending Officer in the fall of 2011.  He is responsible for all commercial line of business activities.  Prior to joining FSG, Mr. Dell spent 25 years with First Commonwealth Bank in Indiana, PA, a $6 billion community bank, where he served in various senior and executive roles, including Chief Lending Officer.

“When Joe was hired, FSG’s loan portfolio had been shrinking at a rapid pace for nearly two years.  Joe was charged with reversing that trend. He has provided strong leadership, support and motivation to our commercial lenders,” said CEO Kramer.  “I am pleased to report that Joe and his bankers have achieved a net increase in loans for the last two months.  They have also built a strong pipeline to continue that trend.  Most importantly, he has done this with no compromise to our credit standards.”

Martin Schrodt, EVP and Retail Banking Officer

Mr. Schrodt, as FSGBank’s Retail Banking Officer, is responsible for branch operations and retail line of business activities.  Mr. Schrodt joins FSGBank from Regions Bank where he served as Vice President, Market Manager-Consumer Banking since 2006.  Prior to Regions Bank, Mr. Schrodt was Senior Vice President, Head of Retail Banking for Citizens and Farmers Bank.  Mr. Schrodt also spent seven years at PNC Bank where he was promoted four times, concluding his tenure as Region Executive, VP-Retail Banking.

“With 30 branches throughout north Georgia, middle and east Tennessee, FSGBank has the infrastructure for significant deposit growth.  I look forward to working with our market leaders and branch sales managers to better leverage our branches,” said Retail Banking Officer Schrodt.  “It is a pleasure to join the FSG team.”

“One of the most important tenets of the future success of FSGBank is building deposit market share throughout our footprint.  That starts with our branch team members and providing a full array of deposit products and services to meet our customers’ needs,” said CEO Michael Kramer.  “Martin will ensure we are meeting the needs of our customers and will be responsible for growing our deposits.  Based on his proven track record, we are confident Martin will help FSG succeed.”

Bart Rolen, EVP and Director of Wealth Management and Trust

Mr. Rolen joins FSGBank as the Director of the Wealth Management and Trust department after nine years with SunTrust.  Mr. Rolen was Group Vice President and Team Leader within the trust department of SunTrust in Nashville, Tennessee.  Previously, Mr. Rolen held the same position with SunTrust in Chattanooga, Tennessee, where he began his career.  Mr. Rolen is a Certified Trust and Financial Advisor.

“Wealth Management and Trust is about building a relationship with your client and developing a solution that aligns with their dreams, desires and goals.  The prospect of further evolving the existing platform at FSGBank is highly appealing,” said Director of Wealth Management and Trust Rolen.  “A community bank can provide a higher level of personal service and that will be the expectation we will have every day for our clients.”

Mr. Rolen received his Bachelor of Business Administration degree in Finance from the University of Georgia and his Master of Business Administration degree from the University of Tennessee at Chattanooga.  Additionally, Mr. Rolen is a graduate from the American Bankers’ Association Graduate Trust School.

“With strong roots in the Chattanooga and north Georgia markets, we believe Bart has the skills and experience to take our Wealth Management and Trust department to the next level,” said CEO Michael Kramer.  “Bart’s dedication to understanding his client’s needs is clearly evident in his past performance.”

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As an inducement to join FSGBank, Mr. Tietz, Mr. Schrodt and Mr. Rolen, were awarded 30,000, 14,000 and 14,000 shares of First Security common stock, respectively.  The restricted stock grants were granted on February 8, 2012.  As a result of the grant, First Security has approximately 1,762,000 issued and outstanding shares.

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Founded in 1999, First Security Group's community bank subsidiary, FSGBank, has 30 full-service banking offices along the interstate corridors of eastern and middle Tennessee and northern Georgia. In Dalton, Georgia, FSGBank operates under the name of Dalton Whitfield Bank; along the Interstate 40 corridor in Tennessee, FSGBank operates under the name of Jackson Bank & Trust. FSGBank provides retail and commercial banking services, trust and investment management, mortgage banking, financial planning and Internet banking services (www.FSGBank.com).

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Contact:	John R. Haddock, CFO
(423) 308-2075